                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF

                             MCFARLAND ENERGY, INC.
                                       AT
                              $18.55 NET PER SHARE
                                       BY

                        MONTEREY ACQUISITION CORPORATION
                          A WHOLLY OWNED SUBSIDIARY OF

                            MONTEREY RESOURCES, INC.

         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, JULY 21, 1997 (THE "EXPIRATION DATE"),
                         UNLESS THE OFFER IS EXTENDED.

                                                                   June 23, 1997

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

     Monterey Acquisition Corporation, a Delaware corporation (the "Purchaser") and a wholly owned subsidiary of Monterey Resources, Inc., a Delaware corporation ("Monterey"), has commenced an offer to purchase all outstanding shares of common stock, par value $1.00 per share (the "Shares"), of McFarland Energy, Inc., a Delaware corporation (the "Company"), at a purchase price of $18.55 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated June 23, 1997 (the "Offer to Purchase"), and in the related Letter of Transmittal (which together constitute the "Offer") enclosed herewith.

     Holders of Shares whose certificates for such Shares (the "Share Certificates") are not immediately available or who cannot complete the procedures for book-entry transfer on a timely basis, must tender their Shares according to the guaranteed delivery procedures set forth in Section 3 of the Offer to Purchase.

     Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

     The Offer is conditioned upon, among other things, a number of Shares that when combined with any Shares subject to the Stockholders Agreement (as defined in the Offer to Purchase) constitutes a majority of the Company's then outstanding Shares on a Fully Diluted Basis (as defined in the Offer to Purchase) being validly tendered and not withdrawn prior to the expiration of the Offer (the "Minimum Condition"). The Offer is also subject to other terms and conditions contained in the Offer to Purchase. See the Introduction and Sections 1, 14 and 15 of the Offer to Purchase.

     Enclosed herewith for your information and forwarding to your clients are copies of the following documents:

     1. The Offer to Purchase, dated June 23, 1997.

     2. The Letter of Transmittal to tender Shares for your use and for the information of your clients. Facsimile copies of the Letter of Transmittal may be used to tender Shares.

     3. The Notice of Guaranteed Delivery for Shares to be used to accept the Offer if certificates for Shares are not immediately available or if such certificates and all other required documents cannot be delivered to

First Chicago Trust Company of New York (the "Paying Agent") by the Expiration Date or if the procedure for book-entry transfer cannot be completed by the Expiration Date.

     4. A letter to stockholders of the Company from J. C. McFarland, Chairman of the Board and Chief Executive Officer of the Company, together with the Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission by the Company.

     5. A printed form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer.

     6. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9.

     7. A return envelope addressed to the Paying Agent.

     YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, JULY 21, 1997, UNLESS THE OFFER IS EXTENDED.

     In order to accept the Offer, a duly executed and properly completed Letter of Transmittal or manually signed facsimile thereof and any required signature guarantees, or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry delivery of Shares, and any other required documents should be sent to the Paying Agent and Share Certificates representing the tendered Shares should be delivered to the Paying Agent or such Shares should be tendered by book-entry transfer into the Paying Agent's account maintained at one of the Book Entry Transfer Facilities (as described in the Offer to Purchase), all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

     If holders of Shares wish to tender, but it is impracticable for them to forward their Share Certificates or other required documents on or prior to the Expiration Date or to comply with the book-entry transfer procedures on a timely basis, a tender of Shares may be effected by following the guaranteed delivery procedures specified in Section 3 of the Offer to Purchase.

     The Purchaser will not pay any commission or fees to any broker, dealer or other person (other than the Information Agent, as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. The Purchaser will, however, upon request, reimburse you for customary clerical and mailing expenses incurred by you in forwarding any of the enclosed materials to your clients. The Purchaser will pay or cause to be paid any stock transfer taxes payable on the transfers of Shares to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

     Any inquiries you may have with respect to the Offer should be addressed to Corporate Investor Communications, Inc., the Information Agent, at its address and telephone number set forth on the back cover of the Offer to Purchase. Requests for additional copies of the enclosed materials may be directed to the Information Agent or to brokers, dealers, commercial banks or trust companies.

                                            Very truly yours,

                                            Monterey Resources, Inc.

     NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF THE PURCHASER, THE COMPANY, THE PAYING AGENT OR THE INFORMATION AGENT, OR ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENT OR USE ANY DOCUMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.